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                                                                                Exhibit 12.01


                                                       Historical                           Pro Forma              Pro Forma
                                 ----------------------------------------------------  --------------------   --------------------
                                                       Fairchild                            Fairchild          Fairchild Holdings

                                                                         Nine months
                                                                            ended      Year     Nine months   Year      Nine months
                                              Years ended May             February     ended      ended       ended       ended
                                 ----------------------------------------------------  May 26,  February 23,  May 26,   February 23
                                    1992    1993   1994    1995    1996   1996   1997   1996       1997        1996        1997
                                    ----    ----   ----    ----    ----   ----   ----   ----       ----        ----        ----

Net income (loss) before income
  taxes for the period

Before Preferred Stock dividends   (34.8)   24.7   125.5   74.3    72.3   67.6   9.6    46.5       (0.4)       37.5        (8.0)

After Preferred Stock dividends                                                                                29.1       (15.1)

Fixed Charges:

 Interest portion of rent            2.7     2.3     1.5    1.0     1.6    1.2    1.3    1.6        1.3         1.6         1.3

 Interest Expense                                                                       40.3       29.7        49.3        37.3

 Amortization of deferred
  financing costs                                                                        2.6        1.7         2.6         1.7
                                  ---------------------------------------------------------------------------------------------

Total Fixed Charges                  2.7     2.3     1.5    1.0     1.6    1.2    1.3   44.5       32.7        53.5        40.3

 Preferred Stock Dividend                                                                                       8.4         7.1
                                  ---------------------------------------------------------------------------------------------

Combined noted charges and
preferred stock dividends            2.7     2.3     1.5    1.0     1.6    1.2    1.3   44.5       32.7        61.9        47.4

Earnings:
Net income before tax plus
 fixed charges                     (32.1)   27.0   127.0   75.3    73.9   68.8   10.9   91.0       32.3        91.0        32.3

Net income before tax plus
 combined fixed charges            (32.1)   27.0   127.0   75.3    73.9   68.8   10.9   91.0       32.3        91.0        32.3

Ratio:
 Earnings to fixed charges          n/a     11.7    84.7   75.3    46.2   57.3    8.4    2.0        n/a         1.7         N/A

 Earnings to combined fixed
  charges                           n/a     11.7    84.7   75.3    46.2   57.3    8.4    2.0        n/a         1.5         n/a

Deficiency of earnings available
 to cover:
 Fixed charges                      34.8     --      --     --      --     --      --     --       (0.4)         --        (8.0)

Combined fixed charges and
 dividends on Preferred Stock       34.8                                                           (0.4)                  (15.1)

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